Exhibit 99.1

Evofem Biosciences Secures $25 Million
Strategic Investment from Adjuvant Capital

SAN DIEGO, CA, October 15, 2020 - Evofem Biosciences, Inc., (NASDAQ: EVFM) announced today that it has sold $25 million of unsecured convertible promissory notes to funds affiliated with Adjuvant Capital, LP (“Adjuvant Capital”). The notes are convertible into shares of Evofem common stock at a conversion price of $3.65 per share. Proceeds from the sale of the notes will be used to support EVOGUARD, Evofem’s planned Phase 3 clinical trial of EVO100 for the prevention of urogenital chlamydia and gonorrhea in women, and to expand global market access for Phexxi™ (lactic acid, citric acid, potassium bitartrate) vaginal contraceptive gel.

“Adjuvant’s goal is to accelerate the availability of the most impactful healthcare technologies through strategic investments in innovative companies with strong management teams. Our cornerstone women’s health investment in Evofem is strongly aligned with our vision to expand access to contraceptives globally,” said Jenny Yip, Managing Partner at Adjuvant Capital. “We are excited to forge this unique alliance with Evofem Biosciences, an emerging leader in women’s health that is developing and commercializing products with potential to address pressing unmet global health needs.”

“Our success will be measured by our ability to execute,” said Saundra Pelletier, Evofem’s Chief Executive Officer. “This is strengthened through committed partnerships with investors like Adjuvant who understand that Evofem Biosciences, Phexxi, and our mission to deliver innovation to women are unique, necessary, and have the potential to transform women’s health in the United States and around the world.”

Phexxi, a non-hormonal vaginal contraceptive gel, was approved in May 2020 by the U.S. Food and Drug Administration (FDA). The Company launched Phexxi in the United States on September 8, 2020, and intends to commercialize Phexxi outside the United States (subject to the requisite regulatory approvals) with global biopharmaceutical partners.

Evofem is on track to initiate the pivotal Phase 3 clinical trial EVOGUARD in the fourth quarter of 2020 to evaluate the safety and efficacy of EVO100 for the prevention of urogenital Chlamydia trachomatis and Neisseria gonorrhea in women. EVOGUARD builds on the positive and statistically significant outcomes of AMPREVENCE, Evofem’s double-blinded, placebo-controlled Phase 2b clinical trial of EVO100 completed in 2019.

Rates of infection for Chlamydia trachomatis and Neisseria gonorrhea climbed in 2018 for the fifth consecutive year in the United States.1 Globally, an estimated 95 million women are likely to contract chlamydia or gonorrhea by 2025.2 Gonorrhea is increasingly becoming antibiotic resistant, making it much harder, or sometimes impossible, to treat.3 There are no FDA-approved prescription products for the prevention of either of these dangerous infections.

EVO100 has been granted Fast Track Designation for the prevention of chlamydia in women by the FDA, and is an FDA-designated Qualified Infectious Disease Product (QIDP) for the prevention of gonorrhea in women.

About Adjuvant Capital
Adjuvant is a New York- and San Francisco-based life sciences investor built to accelerate the development of new technologies for the world’s most pressing public health challenges. Backed by prominent healthcare investors such as Novartis, Merck, the International Finance Corporation, and the Bill & Melinda Gates Foundation, Adjuvant draws upon its global network of scientists, public health experts, biopharmaceutical industry veterans, and development finance professionals to identify new investment opportunities. Adjuvant invests in companies developing promising new vaccines, therapeutics, diagnostics and medical devices for historically overlooked indications such as malaria, cholera, Lassa fever, and postpartum hemorrhage, with a commitment to make these interventions accessible to those who need them most in low- and middle-income countries. For more information, visit www.adjuvantcapital.com.

About Evofem Biosciences
Evofem Biosciences, Inc., (NASDAQ: EVFM) is a commercial-stage biopharmaceutical company committed to developing and commercializing innovative products to address unmet needs in women's sexual and reproductive health, including hormone-free, woman-controlled contraception and protection from certain sexually transmitted infections (STIs). The Company's first commercial product, Phexxi™ (lactic acid, citric acid and potassium bitartrate), is the first and only hormone-free, prescription vaginal gel approved in the United States for the prevention of pregnancy. The Company is also advancing EVO100 into a Phase 3 clinical trial for the prevention of urogenital transmission of both Chlamydia trachomatis and Neisseria gonorrhoeae in women. For more information, please visit www.evofem.com.

Phexxi™ is a trademark of Evofem Biosciences, Inc.

Forward-Looking Statements
This press release includes "forward-looking statements," within the meaning of the safe harbor for forward-looking statements provided by Section 21E of the Securities Exchange Act of 1934, as amended; and the Private Securities Litigation Reform Act of 1995, including, without limitation, statements related to the potential commercial success and impact of Phexxi and EVO100, Evofem’s plans to commercialize Phexxi or to commercialize and develop any of its product candidates and Evofem’s ability to progress EVO100 through clinical development and the timing of these activities. Various factors could cause actual results to differ materially from those discussed or implied in the forward-looking statements, and you are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Important factors that could cause actual results to differ materially from those discussed or implied in the forward-looking statements, or that could impair the value of Evofem Biosciences' assets and business, are disclosed in Evofem's SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC on March 12, 2020, its Quarterly Report on Form 10-Q for the quarter ended March 31 filed with the SEC on May 6, 2020 and August 4, 2020, and its Current Report on Form 8-K filed with the SEC on June 2, 2020. All forward-looking statements are expressly qualified in their entirety by such factors. Evofem does not undertake any duty to update any forward-looking statement except as required by law. The information contained in this release from third party sources has been obtained from sources Evofem believes to be reliable, but the accuracy and completeness of this information is not guaranteed. Evofem has not independently verified any of the data from third-party sources.

References
1 Centers for Disease Control and Prevention (2019): 2018 STD Surveillance Report.
2 Chlamydia, gonorrhea, trichomonas and syphilis: global prevalence and incidence estimates. June 6, 2019.
3 Centers for Disease Control and Prevention (2018): Antibiotic-Resistant Gonorrhea Basic Information.

Investor Relations Contact
Amy Raskopf
Evofem Biosciences, Inc.
araskopf@evofem.com
Office: (858) 550-1900 x167
Mobile: (917) 673-5775

Media Contact
Ellen Thomas
Evofem Biosciences, Inc.
ethomas@evofem.com
Mobile: (718) 490.3248

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